Exhibit 99.3

Investors:

Lisa Ciota: (630) 824-1907

Media:

Steve Carlson: (630) 824-1783

SUNCOKE ENERGY PARTNERS, L.P. DECLARES 10th CONSECUTIVE CASH DISTRIBUTION INCREASE; ANNOUNCES DATE FOR THIRD QUARTER 2015 EARNINGS CALL

LISLE, Ill. (October 9, 2015) – Today, the Board of Directors for the General Partner of SunCoke Energy Partners, L.P. (NYSE: SXCP) declared an increase to its quarterly cash distribution, raising the per unit rate to $0.5940. This represents a 13 percent increase over the same prior year period and a 44 percent increase compared to SXCP’s minimum quarterly distribution. The distribution will be paid on December 1, 2015, to unitholders of record on November 13.

UPCOMING EVENTS

SXCP plans to release third quarter 2015 earnings results before the market opens on Monday, October 12, 2015, and will host an investor conference call at 8:00 am Eastern Time (7:00 am CT). This conference call will be webcast live and archived for replay on its website.

Details for the call and webcast are as follows:

SunCoke Energy Partners, L.P. (NYSE: SXCP) Q3 2015 Earnings Call

Date:	October 12, 2015
Time:	8:00 a.m. Eastern (7:00 a.m. CT)
Dial-in:	1-800-446-1671 (U.S.)
1-847-413-3362 (International)

Confirmation Number: 40761283

Live and Archived Webcast: www.suncoke.com (in the Featured Financials section)

SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides export and domestic coal handling services to the coke, coal, steel and power industries. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term, take-or-pay coke contracts that pass through commodity and certain operating costs. Our coal handling terminals have the collective capacity to blend and transload more than 45 million tons of coal each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has more than 50 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.suncoke.com.

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SunCoke Energy Partners, L.P.’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SunCoke Energy Partners, L.P.’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SunCoke Energy Partners, L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

# # #